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                     SARA LEE CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES    EXHIBIT 12.2
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                         (IN MILLIONS EXCEPT RATIOS)
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                                                                 Thirty-Nine Weeks Ended
                                                           -----------------------------------

                                                            March 29,                March 30,
                                                              1997                     1996
                                                           ----------               ----------
Fixed charges and preferred stock dividend requirements:
   Interest expense                                        $      156               $      175
   Interest portion of rental expense                              49                       52
                                                           ----------               ----------

   Total fixed charges before capitalized interest
      and preferred stock dividend requirements                   205                      227
   Capitalized interest                                             9                        9
   Preferred stock dividend requirements (1)                       31                       33
                                                           ----------               ----------

      Total fixed charges and preferred stock
         dividend requirements                             $      245               $      269
                                                           ----------               ----------
                                                           ----------               ----------


Earnings available for fixed charges and preferred
      stock dividend requirements:
   Income before income taxes                              $    1,072               $      995
   Less undistributed income in minority owned companies           (5)                      (3)
   Add minority interest in majority-owned subsidiaries            23                       29
   Add amortization of capitalized interest                        17                       17
   Add fixed charges before capitalized interest and
      preferred stock dividend requirements                       205                      227
                                                           ----------               ----------

      Total earnings available for fixed charges and
         preferred stock dividend requirements             $    1,312               $    1,265
                                                           ----------               ----------
                                                           ----------               ----------


Ratio of earnings to fixed charges and preferred stock
   dividend requirements                                          5.4                      4.7
                                                           ----------               ----------
                                                           ----------               ----------

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(1) Preferred stock dividends in the computation have been increased to an amount representing the pretax earnings that would have been required to cover such dividends.


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